Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-14397, 333-143801, and 333-161725 of The Procter & Gamble Company on Form S-8 of our report dated December 1, 2009, appearing in this Annual Report on Form 11-K of The Procter & Gamble Savings Plan for the year ended June 30, 2009.

/s/ Deloitte & Touche LLP
Cincinnati, Ohio
December 15, 2009